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                                                                   EXHIBIT 10.29

                                IXYS CORPORATION

                            RECOURSE PROMISSORY NOTE

$44,823.75                                               Santa Clara, California
                                                                 August 30, 2001


     FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of IXYS CORPORATION, a Delaware corporation (the "Company"), at 3540 Bassett Street, Santa Clara, California, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Four Thousand, Eight Hundred and Twenty Three Dollars and Seventy Five Cents ($44,823.75) together with interest accrued from the date hereof on the unpaid principal at the rate of 6.75% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

     1. PRINCIPAL REPAYMENT. The outstanding principal amount hereunder shall be due and payable in full on August 29, 2001, ("Principal Repayment Date") subject to the interest payment below; and

     2. INTEREST PAYMENTS. Interest shall be compounded annually and shall be payable in arrears in on the Principal Repayment Date and shall be calculated on the basis of a 360-day year for the actual number of days elapsed;

provided, however, that in the event that the undersigned's association with the Company is terminated for any reason prior to payment in full of this Note, or the shares of Company Common Stock purchased with the proceeds of this note are sold, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately after such termination or sale.

     If the undersigned fails to pay any of the principal and accrued interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law.

     This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

     This Note is a full recourse promissory note. In addition, the full amount of this Note is secured by a pledge of shares of Common Stock of the Company, and is subject to all of the


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terms and provisions of the Stock Pledge Agreement of even date herewith between the undersigned and the Company.

     The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

     The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

     This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.



                                           /s/ SAMUEL KORY
                                           -------------------
                                           SAMUEL KORY